Exhibit 10.1

SERVICES AGREEMENT

This INTERIM SERVICES AGREEMENT (this "Agreement"), entered into as of the 27th day of April, 2017, is by and between ENERJEX RESOURCES, INC.„ a Nevada Corporation, with offices at 4040 Broadway, Suite 508, San Antonio, Texas 78209 ("Enerjex"), and CAMBER ENERGY, INC., with offices at 45o Gears Road, Suite 860, Houston, Texas 77067 (the "Company"). A "Party" shall mean either Enerjex or the Company, as the case may be; the "Parties" shall mean Enerjex and the Company, collectively.

WHEREAS, the Company desires to engage Enerjex to perform certain outsourced interim services; and, Enerjex is willing to provide the services of its personnel to perform such tasks subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Enerjex and the Company agree as follows:

1.     Services. The services (the "Services") and fees will be more particularly described on the Schedule attached hereto.

2.     Fees and Expenses. The Company will pay Enerjex the fees set forth on the applicable Schedule. In addition, the Company will reimburse Enerjex directly for all pre-approved travel and out-of-pocket expenses incurred in connection with this Agreement (including any Schedules). Enerjex shall invoice the Company for, and the Company shall pay to Enerjex for further remittance to the appropriate taxing authorities, any sales or use taxes applicable to the Services. If the Company claims that it is exempt from any such sales or use taxes, then the Company must provide Enerjex with an exemption certificate satisfactory to Enerjex. The Company understands that there will be parallel efforts to ensure a smooth transition process, and will bear the burdens of those additional costs. The transition process is expected to be completed within 90 days of execution of this Agreement.

3.     Payment Terms. Payments to Enerjex should be made by check or electronic funds transfer in accordance with the instructions set forth below at the beginning of each month. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this Agreement, Enerjex may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this Agreement.

Bank Name and Address: Bank Name
Beneficiary: Enerjex
Beneficiary Account Number: #####
ABA Transit/Routing Number: #####
Please reference the Company's name in the body of the payment.

4.     Effective Date and Termination. This Agreement will be effective as of May 1, 2017. In the event that a Party commits a breach of this Agreement (including any Schedule) and fails to cure the same within to days following delivery by the non-breaching Party of written notice specifying the nature of the breach, the non-breaching Party may terminate this Agreement or the applicable Schedule effective upon written notice of such termination. The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

5.     Warranties and Disclaimers. ENERJEX WILL NOT BE RESPONSIBLE FOR ANY ACTION TAKEN BY THE COMPANY IN FOLLOWING OR DECLINING TO FOLLOW ANY OF ENERJEX'S ADVICE OR RECOMMENDATIONS. THE SERVICES PROVIDED BY ENERJEX HEREUNDER ARE FOR THE SOLE BENEFIT OF THE COMPANY AND NOT ANY UNNAMED THIRD PARTIES.

6.     Limitation of Liability; Indemnity.

(a)     ENERJEX'S LIABILITY IN ANY AND ALL CATEGORIES AND FOR ANY AND ALL CAUSES ARISING UNDER THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, WILL, IN THE AGGREGATE, NOT EXCEED THE ACTUAL FEES PAID BY THE COMPANY TO ENERJEX DURING THIS AGREEMENT. IN NO EVENT WILL ENERJEX BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, INTERRUPTION OR LOSS OF BUSINESS, PROFIT OR GOODWILL. AS A CONDITION FOR RECOVERY OF ANY LIABILITY, THE COMPANY MUST ASSERT ANY CLAIM AGAINST ENERJEX WITHIN THREE MONTHS AFTER DISCOVERY OR 6o DAYS AFTER THE TERMINATION OR EXPIRATION OF THE APPLICABLE SCHEDULE UNDER WHICH THE LIABILITY ARISES, WHICHEVER IS EARLIER.

(b)     THE COMPANY AGREES TO INDEMNIFY ENERJEX TO THE FULL EXTENT PERMITTED BY LAW FOR ANY LOSSES, COSTS, DAMAGES, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES), AS THEY ARE INCURRED, IN CONNECTION WITH ANY CAUSE OF ACTION, SUIT, OR OTHER PROCEEDING ARISING IN CONNECTION WITH ENERJEX'S SERVICES TO THE COMPANY.

7.     Insurance. If an Enerjex employee is serving as an officer or executive of the Company, the Company will maintain directors and officers insurance covering the Enerjex employee in an amount reasonably acceptable to the Enerjex at no additional cost to Enerjex or the Enerjex employee, and the Company will maintain such insurance at all times while this Agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least two years following the termination or expiration of the applicable Schedule or will purchase a directors' and officers' extended reporting period or "tail" policy to cover the Enerjex employee for such two year time period. The Company's directors and officers insurance must be primary and non-contributory. Upon the execution of this Agreement and at any other time requested by Enerjex, the Company will provide Enerjex a certificate of insurance evidencing that the Company is in compliance with the requirements of this Section with a note in the Description of Operations section of the certificate indicating that the coverage is extended to the Enerjex employee.

8.     Governing Law, Arbitration and Witness Fees.

(a)     This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws provisions.

(b)     If the Parties are unable to resolve any dispute arising out of or in connection with this Agreement, the Parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration will be conducted in the Houston, Texas office of the AAA by a single arbitrator selected by the Parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both Parties. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party's request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section. Notwithstanding the foregoing, either Party may seek appropriate injunctive relief from any court of competent jurisdiction, and Enerjex may pursue payment of any unpaid amounts due under this Agreement through any court of competent jurisdiction.

(c)     In the event any professional of Enerjex is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as Enerjex is not a party to the proceeding in which the information is sought, reimburse Enerjex for its professional's time (based on reasonable customary rates) and reasonable out-of-pocket expenses, as well as the reasonable fees and expenses of its counsel, incurred in responding to such requests.

9.     Miscellaneous. This Agreement together with all Schedules constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the Parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both Parties. If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either Party of a substantial portion of its bargain. Neither Party will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the Party electing to waive the right or remedy. The waiver by any Party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement. Neither Party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such Party's reasonable control. No Party may assign its rights or obligations under this Agreement without the express written consent of the other Party. Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns. The expiration or termination of this Agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this Agreement or any Schedule that expressly, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), governing law, arbitration, limitation of liability and indemnity.

The Company agrees to reimburse Enerjex for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and arbitration fees) incurred by Enerjex in enforcing collection of any monies due under this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

ENERJEX RESOURCES, INC.,		CAMBER ENERGY, INC.,

By:	/s/ Louis Schott	By:	/s/ Richard N. Azar II
Name:	Louis Schott	Name:	Richard N. Azar II
Title:	Interim CEO	Title:	Chairman of the Board
Date:	April 27, 2017	Date:	April 27, 2017

Schedule to Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated April 26, 2017 (the "Agreement"), by and between Enerjex Resources, Inc., ("Enerjex") and Camber Energy, Inc. (the "Company") and will be governed by the terms and conditions of the Agreement.

1.     Service Description or Position: Back-office Services

Enerjex will be responsible for performing all back-office services for the Company, including all data entry and bookkeeping, financial reporting, management reporting, reserve reporting, SEC compliance, audits, filings, and any other services required to maintain the Company's good standing with all local, state, and federal laws. For the avoidance of doubt, Enerjex is not responsible for any field operations, including drilling, operating or maintaining any wells or leases, of the Company under the terms of this Agreement.

2.     Company Supervisor: Richard N. Azar II, Chairman of the Board

3.     Start Date: May 1, 2017

4.     Minimum Term: 90 Days

5.     Termination:

(a)     After the expiration of any minimum term, either Party may terminate this Schedule by providing the other Party a minimum of 3o days' advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 30 days after the date of delivery of the notice. Enerjex will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

(b)     Either Party may terminate this Schedule immediately upon written notice to the other Party if the other Party is engaged in or asks the other Party to engage in or ignore any illegal or unethical activity.

(c)     The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

6.     Fees: Except as otherwise set forth below, the Company will pay to Enerjex a fee of $150,000 per month for services rendered, plus any pre-approved out-of-pocket travel expenses. As new opportunities arise, the Company and Enerjex will mutually agree to negotiate in good faith on incremental fee increases. If the Company has to maintain certain employees for compliance purposes, such as a Chief Financial Offier, Chief Accounting Officer, and/or Controller, the fee the Company will pay to Enerjex will be reduced by the amount of applicable payroll, taxes, and benefits paid to those employees, subject to approval from Enerjex.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

ENERJEX RESOURCES, INC.,		CAMBER ENERGY, INC.,

By:	/s/ Louis Schott	By:	/s/ Richard N. Azar II
Name:	Louis Schott	Name:	Richard N. Azar II
Title:	Interim CEO	Title:	Chairman of the Board
Date:	April 26, 2017	Date:	April 26, 2017